SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: February 7, 2000

                       SOUTHERN STATES POWER COMPANY, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                                    ---------
                 (State or other jurisdiction of incorporation)

      0-29536                                                    33-0312389
---------------------                                        -------------------
(Commission File No.)                                          (IRS Employer
                                                             Identification No.)

             830 Havens Road
          Shreveport, Louisiana                                    71107
----------------------------------------                        ----------
(Address of principal executive offices)                        (Zip Code)

               Registrant's telephone number, including area code:
                                 (318) 221-5703

Item 1.           Changes in Control of Registrant

         On February 1, 2000, the shares in the Company formerly held by BAT International, Inc. were cancelled due to nonperformance by BAT under the terms of its agreement with the Company as set forth in Item 5 below. A total of 4,020,800 shares were cancelled. This amount represented 35% of the outstanding shares of the Company.

Item 5.           Other Events

         After a lengthy series of negotiations with the management of BAT the Board of Directors of the Company voted to enter into a settlement agreement with BAT whereby BAT would surrender its stock held in SSPC due to lack of performance under the terms of the original agreement between the two companies. Pursuant to the terms of that agreement BAT was to provide technology and prototype equipment employing their "pulse charge" system for use in SSPC projects. Reasonable time extensions were granted to

BAT by SSPC throughout the term of the agreement; however, it was apparent that BAT would not be able to perform within those extended limits.

         The negotiated settlement called for BAT to surrender its SSPC shares to the Company treasury. The certificate representing the shares was forwarded to the stock transfer agent and the agent effected the cancellation on February 1, 2000. This terminates the rights and obligations between the companies with the sole exception that SSPC management agreed to consider the option of accepting performance of the original terms by BAT in exchange for an unspecified number of SSPC shares should BAT be able to perform at some future time.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    SOUTHERN STATES POWER COMPANY, INC.


                                    By:     s/ Heber C. Bishop
                                            ------------------------------
                                            Heber C. Bishop,
                                            President


Dated:            February 7, 2000